EXHIBIT 21.1

SUBSIDIARIES OF FORTRESS BIOTECH, INC.

Subsidiaries of Fortress Biotech, Inc. at December 31, 2016, with jurisdiction of incorporation or formation:

•	Avenue Therapeutics, Inc. (Delaware)
•	CB Securities Corporation (Massachusetts)
•	Checkpoint Therapeutics, Inc. (Delaware)
•	Coronado SO Co. (Delaware)
•	Escala Therapeutics, Inc., formerly Altamira Biosciences, Inc. (Delaware)
•	Helocyte, Inc., formerly DiaVax Biosciences, Inc. (Delaware)
•	Innmune Limited (United Kingdom)
•	Journey Medical Corporation (Delaware)
•	Mustang Bio, Inc. (Delaware)
•	National Holdings Corporation (Delaware).